Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Vice President – Finance

(314) 621-0699

Final: For Release

Investor Contacts:

Integrated Corporate Relations

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR REPORTS 10.4% COMPARABLE STORE SALES INCREASE IN JUNE 2008

Company Remains On Track To Achieve Improved Operating Results

ST. LOUIS, Mo. July 10, 2008– Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 243 stores open, reported June 2008 sales figures. This monthly sales release is being made in advance of a series of investor meetings this month.

For the five-week period ended July 5, 2008, comparable store sales (sales for stores open at least one year or more) increased 10.4%, compared to a decrease of 20.2% for the five-week period ended July 7, 2007. Net sales for the five-week June 2008 period increased $1.1 million or 7.3% to $16.6 million, compared to the same period last year.

For the nine-week period ended July 5, 2008, comparable store sales increased 3.0%, compared to a decrease of 17.6% in the nine-week period ended July 7, 2007. Net sales for the nine-week fiscal 2008 period increased $0.2 million or 0.7% to $31.7 million, compared to the nine-week fiscal 2007 period.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “We are delighted to achieve double digit comparable store sales growth in June, which reflected strength across our assortments with impressive growth in our largest category of open-toe-footwear. Customers are responding well to the great styles we are offering and we expect this positive momentum to continue given the excitement in our current and upcoming offerings.”

“Importantly, we are delivering this growth while maintaining solid margins and prudently controlling inventory and expenses,” Mr. Edison continued. “To this point, we remain on target to achieve $10 million of reductions in planned costs for the year. As a result, we expect to achieve improved operating results in the second quarter and throughout the remainder of this fiscal year. As previously disclosed, we continue to anticipate that we will have adequate liquidity to fund our 2008 business plan and meet our debt covenants. Please see our recent SEC filings for a detailed discussion of these matters.”

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 240 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS.

FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, INABILITY TO COMPLY WITH NASDAQ LISTING REQUIREMENTS AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORT ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.